Exhibit 10.6

AMENDED AND RESTATED

INDEMNIFICATION AGREEMENT

THIS AMENDED AND RESTATED INDEMNIFICATION AGREEMENT, effective as of [insert date of original agreement], is between XOMA LTD., a Bermuda company (the “Company”), and                      (“Officer”).

WITNESSETH THAT:

WHEREAS, Officer is an officer of the Company and/or one or more of its subsidiaries and performs valuable services in such capacity for the Company; and

WHEREAS, the shareholders of the Company have adopted Bye-laws (the “Bye-laws”) providing for the indemnification of the officers, directors and employees of the Company to the maximum extent possible except as prohibited by the Companies Act 1981 of Bermuda (the “Act”); and

WHEREAS, such Bye-laws, by their non-exclusive nature, permit contracts between the Company and its officers with respect to indemnification of such officers; and

WHEREAS, the Company has purchased and presently maintains a policy or policies of liability insurance for directors and officers (“D & O Insurance”), covering certain liabilities which may be incurred by its directors and officers in the performance of their duties as directors and officers of the Company and its subsidiaries; and

WHEREAS, there remains general uncertainty as to the extent of protection afforded directors and officers of the Company and its subsidiaries by such D & O Insurance and bye-law indemnification provisions; and

WHEREAS, the Company and Officer have previously entered into an Indemnification Agreement, effective as of [insert date of original agreement]; and

WHEREAS, in order to induce Officer to continue to serve as an officer of the Company and/or one or more of its subsidiaries, the Company has determined and agreed to enter into this amended and restated agreement with Officer;

NOW, THEREFORE, in consideration of Officer’s continued service as an officer, the parties hereto agree as follows:

1. Indemnity of Officer. Subject to Section 5 hereof, the Company hereby agrees to hold harmless and indemnify Officer in respect of Officer’s serving or having served as an officer, director, employee or agent of the Company or one or more of its subsidiaries or at the request of the Company as an officer, director, employee or agent of another company, corporation, partnership, limited liability company, joint venture, trust or other enterprise, to the fullest extent authorized or permitted by applicable law in effect on the date hereof and as may be amended from time to time, but not for fraudulent or dishonest acts or omissions.

2. Additional Indemnity. Subject to Section 5 hereof and to the exclusions set forth in Section 3 hereof, the Company hereby further agrees to hold harmless and indemnify Officer:

(a) against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company), to which Officer is, was or at any time becomes, or is threatened to be made, a party, by reason of the fact that Officer is or was an officer, director, employee or agent of the Company or one or more of its subsidiaries or at the request of the Company as an officer, director, employee or agent of another company, corporation, partnership, limited liability company, joint venture, trust or other enterprise; and

(b) otherwise to the fullest extent as may be provided to Officer by the Company under the non-exclusivity provisions of Article VII, Section 8 of the Bye-laws of the Company.

3. Limitations on Additional Indemnity. No indemnity pursuant to Section 2 hereof shall be paid by the Company:

(a) except to the extent the aggregate of amounts to be indemnified thereunder exceeds the amount for which Officer is indemnified either pursuant to Section 1 hereof or pursuant to any other indemnification arrangement or any D & O Insurance purchased and maintained by the Company;

(b) in respect of remuneration paid to Officer if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(c) on account of any suit in which judgment is rendered against Officer for an accounting of profits made from the purchase or sale by Officer of securities of the Company pursuant to the provisions of Section 16(b) of the U.S. Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

(d) on account of Officer’s conduct which is fraudulent or dishonest; or

(e) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

4. Contribution. If the indemnification provided in Sections 1 and 2 is unavailable and may not be paid to Officer for any reason other than those set forth in paragraphs (b), (c), (d), and (e) of Section 3, then in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Officer (or would be if joined in such action, suit or proceeding), the Company shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Officer in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and by Officer on the other from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of the Company on the one hand and of Officer on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of Officer on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

5. Continuation of Obligations. (a) All agreements and obligations of the Company contained herein shall terminate on the date that Officer ceases to be an officer of either the Company or any of its subsidiaries (the “Termination Date”); provided, however, that such agreements and obligations shall continue thereafter with respect to any claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which Officer is or becomes subject on or subsequent to the Termination Date by reason of the fact that Officer was an officer of the Company, an officer of one or more subsidiaries of the Company or serving in any other capacity referred to herein on or prior to the Termination Date.

(b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

6. Partial Indemnification. Officer shall be entitled under this Agreement to indemnification by the Company for a portion of the expenses (including attorneys’ fees), witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that Officer becomes legally obligated to pay in connection with any action, suit or proceeding referred to in Section 2 hereof even if not entitled hereunder to indemnification for the total amount thereof, and the Company shall indemnify Officer for the portion thereof to which Officer is entitled.

7. Notification and Defense of Claim. Promptly after receipt by Officer of notice of the commencement of any action, suit or proceeding, Officer will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof; but the omission to so notify the Company will not relieve it from any liability which it may have to Officer otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Officer notifies the Company of the commencement thereof:

(a) the Company will be entitled to participate therein at its own expense;

(b) except as otherwise provided below, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Officer. After notice from the Company to Officer of its election to assume the defense thereof, the Company will not be liable to Officer under this Agreement for any legal or other expenses subsequently incurred by Officer in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Officer shall have the right to employ counsel to represent Officer in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Officer unless (i) the employment of counsel by Officer has been authorized by the Company, (ii) Officer shall have reasonably concluded that there may be a conflict of interest between the Company and Officer in the conduct of the defense of such action, or (iii) the Company shall not in fact have employed counsel reasonably satisfactory to Officer to, or otherwise does not, assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Officer shall have made the conclusion provided for in (ii) above; and

(c) the Company shall not be liable to indemnify Officer under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Officer without Officer’s written consent. Neither the Company nor Officer will unreasonably withhold its consent to any proposed settlement.

8. Advancement and Repayment of Expenses.

(a) In the event that Officer employs his own counsel pursuant to Section 7(b)(i) through (iii) above, the Company shall advance to Officer, prior to any final disposition of any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding within ten (10) days after receiving copies of invoices presented to Officer for such expenses.

(b) Officer agrees that Officer will reimburse the Company for all reasonable expenses paid by the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding against Officer in the event and only to the extent it shall be ultimately determined pursuant to the procedure specified in the next sentence that Officer is not entitled, under the provisions of the Bye-laws, this Agreement or otherwise, to be indemnified by the Company for such expenses. Such determination shall be made (1) by a majority vote of the directors of the Company who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders of the Company, or (5) by a court of competent jurisdiction.

9. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce Officer to continue as an officer of the Company and/or one or more subsidiaries of the Company, and acknowledges that Officer is relying upon this Agreement in continuing in such capacity.

(b) In the event Officer is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Company shall reimburse Officer for all of Officer’s reasonable fees and expenses in bringing and pursuing such action.

10. Non-Exclusivity of Rights. The rights conferred on Officer by this Agreement shall not be exclusive of any other right which Officer may have or hereafter acquire under any statute, provision of the Company’s Memorandum of Continuance or the Bye-laws, insurance policy, agreement, vote of shareholders or directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office.

11. Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

12. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of Bermuda.

13. Binding Effect. This Agreement shall be binding upon Officer and upon the Company, its successors and assigns, and shall inure to the benefit of Officer, his heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns.

14. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, and it shall be effective as of the day and year first above written.

XOMA LTD.

By:
	John L. Castello	[Name]
	Chairman of the Board, President and Chief Executive Officer	[Title]